Rule 424(b)(3)
File No. 333-102057

Badger Meter, Inc.

Dividend Reinvestment and Stock Purchase Plan

Supplement to the Prospectus Dated May 27, 2008

New Rights Plan

        As previously reported, on February 15, 2008, the Board of Directors of Badger Meter, Inc. (the “Company”) declared a dividend of one common share purchase right (a “Right”) for each outstanding share of common stock, $1.00 par value, of the Company (the “Common Shares”). The dividend was payable on May 27, 2008 to the shareholders of record on May 26, 2008. Each Right entitles the registered holder to purchase from the Company one Common Share at a price of $200 per Common Share, subject to adjustment.

        The description and terms of the Rights are set forth in a Rights Agreement dated as of February 15, 2008 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as Rights Agent. The Rights Agreement replaces the previous rights plan which expired on May 26, 2008. The Rights Agreement and the description of the Rights are incorporated into the prospectus by reference to the Company’s Current Report on Form 8-K, dated February 15, 2008.

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